FOR IMMEDIATE RELEASE

Alpha Natural Resources Appoints New Board Member

BRISTOL, Va., Aug. 6, 2012 —Alpha Natural Resources (NYSE:ANR), a leading U.S. coal supplier, today announced the appointment of L. Patrick Hassey to the company's board of directors.

Mr. Hassey was the chairman and chief executive officer of Allegheny Technologies Incorporated (NYSE:ATI) until his retirement in May 2011. Allegheny Technologies is one of the largest and most diversified specialty metals producers in the world. He also serves as a member of the board of directors of Ryder System, Inc. (NYSE:R), a global leader in transportation and supply chain management solutions.

"We are very pleased that Pat has joined Alpha’s board," said Kevin Crutchfield, chairman and CEO. "Pat has more than four decades of experience in the metals industry, a key destination for our products. His broad management background, both in the U.S. and internationally, along with his expertise in manufacturing, logistics and marketing, will further strengthen the resources available to the board and support Alpha’s plans for the future."

Hassey joins current board members: Kevin S. Crutchfield; William J. Crowley, Jr.; E. Linn Draper, Jr.; Glenn A. Eisenberg; Deborah M. Fretz; P. Michael Giftos; Joel Richards, III; James F. Roberts; and Ted G. Wood.

About Alpha Natural Resources

With $7.1 billion in total revenue in 2011, Alpha Natural Resources ranks as America's second-largest coal producer by revenue and third-largest by production. Alpha is the nation's largest supplier of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries. In 2011, the company had more than 200 customers on five continents. More information about Alpha can be found on the company's Web site at www.alphanr.com.

Media Contact

Rick Nida
Tel. 276-739-5304
Email: rnida@alphanr.com